Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-50005, 333-89453, 333-48420, 333-135772, 333-151841, 333-158610, 333-191549, 333-212344, 333-224570, 333-237949 and 333-257508) on Forms S-8 and the registration statements (Nos. 333-215907 and 333-236084) on Forms S-3ASR of our report dated January 24, 2020, except for Note 15, as to which the date is June 29, 2021, with respect to the consolidated financial statements of H.B. Fuller Company.

/s/ KPMG LLP

Minneapolis, Minnesota

January 25, 2022